Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 27, 2008, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of W-H Energy Services, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports included in this Current Report on Form 8-K dated March 12, 2009 in the Registration Statements and related Prospectus of Smith International, Inc. on Form S-3 (No. 333-153631, effective September 23, 2008, and No. 333-127677, effective September 15, 2005) and on Form S-8 (Nos. 333-151897, 333-153175, 333-141049, 333-88918, 333-65912, 333-76633, 333-76635, 333-75763, 33-56693, 33-69840, 33-31556, and 2-76939).
/s/  GRANT THORNTON LLP

Houston, Texas
March 11, 2009